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                                                                    Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   ACTV, INC.

                                    * * * * *


               ACTV, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

               FIRST: That at a meeting of the Board of Directors of ACTV, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling an annual meeting of the stockholders of the Corporation for consideration of, among other things, said amendment. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Company's Restated Certificate of Incorporation be amended by deleting the first paragraph of
               Article IV of the Restated Certificate of Incorporation of the Company in its entirety and substituting in lieu thereof the following:

                             "FOURTH: (A) The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is THIRTY-SIX MILLION (36,000,000) shares, divided into classes as follows:

                             (1) THIRTY-FIVE MILLION (35,000,000) shares of
                      Common Stock, $0.10 per share (hereinafter called the "Common Stock"); and

                             (2) ONE MILLION (1,000,000) shares of Preferred
                      Stock, $0.10 per share (hereinafter called the "Preferred Stock"), to be issued in series;" and it is further


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                      RESOLVED, that except as expressly amended, the Fourth
               Article of the Restated Certificate of Incorporation of the Corporation shall hereby remain in effect as heretofore set forth and shall be unchanged in any respect by any provision thereof.

               SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

               THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

               IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by William C. Samuels, its Chief Executive Officer and President and attested to by Christopher C. Cline, its Secretary, this 31st day of July, 1996.

                                       By: /s/ William C. Samuels
                                       Chief Executive Officer and President

ATTEST:

By: /s/ Christopher Cline
        Secretary


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